                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                         ------------------------------

                                    FORM 8-K


                Current Report Pursuant to Section 13 or 15(d) of
                       the Securities Exchange Act of 1934


Date of Report (Date of earliest event reported): January 5, 1999
                                                  (December 31, 1998)


                               METATEC CORPORATION
             (Exact name of registrant as specified in its charter)


      Florida                          0-9220               59-1698890
(State or other jurisdiction of      (Commission          (IRS Employer
incorporation)                       File Number)       Identification No.)

7001 Metatec Boulevard, Dublin, Ohio                        43017
(Address of principal executive offices)                 (Zip Code)


Registrant's telephone number, including area code:  (614) 761-2000


                                      No Change
(Former name or former address, if changed since last report)

Item 5.           Other Events.

         The information contained in the Metatec Shareholder Update letter filed as Exhibit 99 is incorporated herein by reference.

Item 7.           Financial Statements and Exhibits.

                  (c)      Exhibits.

Exhibit
No.               Description of Exhibit

99 Metatec Shareholder Update letter distributed to shareholders on December 31, 1998.



                                   SIGNATURES


         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                             METATEC CORPORATION



Date:  January 5, 1999                       By /s/ Jeffrey M. Wilkins
                                                --------------------------------
                                                Jeffrey M. Wilkins
                                                Chief Executive Officer

                                  EXHIBIT INDEX


Exhibit
No.               Description of Exhibit

99 Metatec Shareholder Update letter distributed to shareholders on December 31, 1998.

                                   EXHIBIT 99


METATEC SHAREHOLDER UPDATE 1998

[Picture of Jeffrey M. Wilkins, Chairman, CEO and President of Metatec Corporation]

[Corporate logo is pictured on pages 1 and 3]

Metatec: An Information Distribution Company

Dear Fellow Shareholder:

It is a pleasure to update you on what has turned out to be an exciting year for Metatec. As a result of the company's activities this year, I believe the company's future is brighter than ever. The industry in which we compete continues to change rapidly, and I believe it is important to keep our shareholders well informed about our business. This update is intended to summarize the many changes at Metatec in 1998 and to share with you some of our plans for 1999. We'd also like to know if you wish to receive quarterly reports from Metatec in the mail. If so, simply return the attached card. And if you think a friend would be interested in information about Metatec, let us know that, too. (Information is also available on our web site - www.metatec.com).

First, a little background on an important part of our corporate philosophy.

Metatec believes that in the high tech world, change is the only constant. Today's steady flow of change produces both great opportunity and a significant challenge. As a result, it has been and continues to be a key part of our company's philosophy to embrace change, to make it our ally and to constantly sharpen our ability to manage it effectively.

In the past, we made difficult decisions when changing conditions demanded it. Metatec is willing to take acceptable business risks when opportunities arise, and I believe that our ability to recognize opportunities and effectively manage change will serve us well in the future.

The Company

Metatec Corporation is an information distribution company. Our customers pay us to move information to their customers in multiple locations using a wide variety of packaging and delivery options. Customers buy from us because we deliver their information predictably, reliably and cost effectively.

We currently use optical discs - CD-ROMs - to deliver information to customers. Metatec manufactures them by the millions every month and is one of the largest companies providing such services. We are specialists in disc printing, packaging, and order fulfillment services and serve some of the largest and most successful corporations in the world.

The Industry

In the early 1990s, as personal computer costs dropped, software size grew and CD-ROM readers became less expensive, the business of distributing information on CD-ROM surged. Metatec was one of the few experienced companies in an industry with rapidly growing demand for CD-ROM services and our sales and earnings growth benefited accordingly.

As with any new market showing great potential, many other companies jumped in and by the mid-1990s competition was intense, disc manufacturing capacity greatly exceeded demand and CD-ROM prices fell steadily. By late 1996, disc manufacturing companies that had entered the business with hopes of fast growth and large profits were feeling the pain of inadequate profit margins. Several companies closed, other companies were sold or merged, and a typical industry consolidation was underway.

[A map of the United States and Europe is picture at the top of page 2. This map indicates by stars, circles, or boxes the respective locations of Metatec's sales offices, manufacturing facilities, and customer service centers and depicts by different colors the sales territories covered by each sales office.]

Effects on Metatec Corporation

Changing conditions created opportunity for Metatec. Though we too experienced the effects of declining prices and were forced in 1997 to make some tough business decisions that included limiting product offerings, our strong balance sheet and our focus on business information and software companies helped us. Buyers of information distribution services began to scrutinize their vendors more closely, paying particular attention to the financial strength and staying power of their suppliers which we believe resulted in our obtaining key new accounts.

Our strong balance sheet also allowed us to make perhaps one of the most important acquisitions in the industry consolidation: the purchase of the Imation Corp.'s (a spin-off of 3M Corp.) CD-ROM Services business. The acquisition boosts Metatec's stature to one of the leading providers of information distribution services for the business-to-business market.

Recent History

In 1997 Metatec shed an unprofitable part of its business that created custom content and software, allowing Metatec to focus on information distribution, manufacturing, packaging and distributing CD-ROMs. Metatec's customers also began to demand services beyond standard manufacturing, including packaging expertise, on-demand fulfillment capabilities and state-of-the-art automated reporting to manage inventories and track jobs. In response, Metatec launched Metatec Direct - an array of packaging, warehousing and fulfillment services providing customers with a one-stop shop, turnkey service for CD-ROM publishing needs.

In 1998, Metatec introduced Metatec Exchange, an information service delivered through the Internet that enables customers to check packaging inventory levels, monitor production orders and even approve disc artwork online. Customers can call up information any time, from any location by using a personal computer and the Internet. Such innovative service additions allow Metatec to deliver greater value to its customers and capture additional value for the company.

[Picture of reception area at Metatec's corporate offices in Dublin, Ohio.]

Operationally, Metatec instituted an innovative business management practice called Open Book Management (OBM). Much as its name suggests, OBM provides company financial information to employees (called "associates" at Metatec). By doing so, associates can examine the company's profit and loss statement, see first hand how the company makes money, know what areas are most profitable and, importantly, learn where improvements must be made. In essence, associates become "owners" of their portion of the business.

Metatec also provides its associates with a financial reward each quarter based on company results, thereby stimulating creative thinking on ways to improve efficiency and profitability. As an additional management tool, Metatec is introducing Activity Based Management (ABM), a system is intended to help the company trim waste and inefficiency and focus on the most profitable activities.

Other Changes at Metatec

These changes set the stage for even greater opportunity for Metatec. As mentioned earlier, industry consolidation opened the door for Metatec to grow its business through the acquisition of Imation Corp.'s CD-ROM Services business. Imation is a company with a reputation for engineering quality and a customer base much like Metatec's. The $39 million asset acquisition included CD-ROM manufacturing plants in California, Wisconsin and The Netherlands, instantly positioning Metatec as one of the top five suppliers of CD-ROM services in the U.S. The asset acquisition doubled Metatec's manufacturing capacity, increased its workforce by 50 percent and gave it a strategically important presence in the Silicon Valley and in Europe.

With the acquisition came important additions to the Metatec senior management team. Seasoned veterans of the CD-ROM industry, they bring many years of experience in marketing, international operations and plant management. During the acquisition process, Metatec also added a new vice president of Organization Development with valuable large-organization experience.

Metatec: Positioning for the Future

Now positioned as one of the leading providers of CD-ROM services in the U.S. and an emerging player in Europe, Metatec has launched a number of initiatives intended to improve its current position and continue revenue and earnings growth.

In October the company broke ground on a new 150,000-square-foot state-of-the-art distribution center to be connected to its Columbus, Ohio-area manufacturing facility. When completed in May 1999, this center will house the value-added packaging and fulfillment services that Metatec provides to customers looking for full turnkey services.

Concurrently, we are expanding our Netherlands facility to accept equipment from Menomonie, Wisc., a manufacturing facility that was once part of Imation operations and has been phased out. In November, the company opened its first Client Services Center in Menomonie exclusively dedicated to providing premium customer support services. The Wisconsin facility enables us to provide continuing support to our newly-acquired customers and serve as a base for some new marketing approaches to the business. In April 1999, we will consolidate our two Fremont, Calif., sites into a new larger facility nearby, expanding our capacity there as well as adding new services.

Metatec's marketing department is now led by a seasoned marketing professional, and we have expanded and strengthened the marketing staff. The department will focus on marketing programs designed to enhance customer care, sell present and future services and strengthen the Metatec brand.

The Metatec field sales organization is already one of the largest in the industry and is marked for continued expansion and training in 1999. We believe our direct sales force is a key strategic advantage in our business.

[Picture of a spindle of Digital Versatile Discs.]

[Picture of Digital Versatile Disc bonding equipment.]

DVD: Digital Versatile Disc

Much has been written about the success of DVD, and it has indeed captured excitement in the entertainment and game industry. The business-to-business application of DVD-ROM technology is trailing growth in the consumer markets but is beginning to show signs of life. Ramping up this portion of our business will follow the increasing sales of DVD-ROM drives bundled with new PC purchases. We expect to generate good growth in this service offering in 1999 and are positioned with sufficient capacity to serve our anticipated demand.

Revenue (U.S. dollars in millions)

First quarter 1997=$11.7 First quarter 1998=$14.7 Second quarter 1997=$12.0 Second quarter 1998=$14.1 Third quarter 1997=$11.9 Third quarter 1998=$19.0

Net earnings (U.S. dollars in thousands)

First quarter 1997=$(204.0) First quarter 1998=$578.1 Second quarter 1997=$367.5 Second quarter 1998=$475.7 Third quarter 1997=$51.7 Third quarter 1998=$179.5

Basic earnings per share (U.S. cents)

First quarter 1997=$(.03) First quarter 1998=$.09 Second quarter 1997=$.05 Second quarter 1998=$.08 Third quarter 1997=$.01 Third quarter 1998=$.03

[The foregoing revenue, net earnings, and basic earnings per share are each reflected in bar charts.]

Metatec: The Stock

Over the past five years, Metatec has shown good sales growth but has experienced inconsistent earnings performance due to some of the factors mentioned above. We have improved our competitive position in the markets we serve and have maintained a solid balance sheet. Nevertheless, as fellow shareholders, you know our stock price has drifted anemically below book value. Plagued by limited analysts' coverage and relatively small numbers of shares trading on a daily basis, the company has not proven attractive to security analysts or institutional investors. Individual investors looking for a stock in a high tech industry have difficulty locating us due to a lack of written coverage.

For those reasons, Metatec intends to increase its profile in 1999 by reaching out to individual investors through an active investor relations program and through public relations initiatives. We owe that to you as a loyal shareholder in our company. You can help us by telling people about Metatec. We are happy to send our investor relations information to anyone who wants it. Return the attached card today, or refer interested investors to our investor relations line at 1-888-Metatec (1-888-638-2832). We'll be glad to provide more information. Our web site also contains good information about Metatec. Visit us at www.metatec.com.

Much of what I have discussed in this letter are forward-looking statements about our plans for the future. As you know, there are always risks that future plans will not turn out the way we expect. Many of these risks are inherent in our business and are described in our public filings. We embrace change, but rapid changes in the industry may require us to alter our plans. Also, we are still in the process of assimilating the Imation CD-ROM Services business acquisition. This process could delay the full realization of the anticipated benefits of that acquisition.

With that in mind, these are exciting times at Metatec, and we are pleased that you have chosen to be part of it.

Best wishes for a successful 1999,

Jeffrey M. Wilkins
Chairman, CEO and President